Exhibit 99.1

Investor Contact:	Media Contact:
Mark Maico	Kevin Wiggins
ir@bauschhealth.com	corporate.communications@bauschhealth.com
(908) 541-2102	(908) 541-3785
(877) 281-6642 (toll free)

BAUSCH HEALTH ANNOUNCES FIRST-QUARTER 2023 RESULTS

•First-Quarter revenues of $1.94 billion, up 1% reported and 4% organic1
•Solid revenue growth across core products, led by Xifaxan with 7% reported growth
•Mid- and late-stage product pipeline advancing
•Bausch Health provides consolidated full-year guidance, and Bausch Health (excl. B+L) confirms 2023 guidance

LAVAL, QC, May 4, 2023 – Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company” or “we” or “our”) today announced its first-quarter 2023 financial results.

“We are encouraged with the top-line improvement in the first quarter, with four out of five segments delivering revenue growth on both a reported revenue and organic basis1 and are pleased that demand for key products has remained resilient in the current macro environment,” said Thomas J. Appio, Chief Executive Officer, Bausch Health. “We are progressing our mid- and late-stage pipeline, and we look forward to bringing new products to the patients who can benefit from them,” concluded Appio.

Bausch Health (excl. B+L) Pipeline Update
•Amiselimod: Phase 2 trial is progressing and expected to be completed in the second half of 2023.
•RED-C: Investments related to Reduction of Early Decompensation in Cirrhosis (RED-C) program have accelerated. Two global Phase 3 studies are currently underway and enrollment is on-track. The Company held scientific advisory meetings with the Medicines Evaluation Board (MEB) in the Netherlands and with Health Canada, and plans to engage with relevant authorities in Japan and China later this year.
•IDP-126: The FDA accepted the Company's new drug application and received an October 20, 2023, PDUFA date. If approved by the FDA, IDP-126 would be a first-in-class treatment with a triple combination of benzoyl peroxide, clindamycin phosphate and adapalene. A submission in Canada is planned for the second quarter of this year.
•Solta Medical: We are planning a regulatory submission for Clear and Brilliant Touch in Europe and Canada in 2024 and for Asia Pacific markets in 2025. FDA submission is expected for Next Generation Fraxel in Q4 2023.

First Quarter 2023 Revenue Performance
Total reported revenues were $1.94 billion for the first quarter of 2023, compared with $1.92 billion in the first quarter of 2022, an increase of $26 million, or 1%. Excluding the unfavorable impact of foreign exchange of $40 million and the impact of acquisitions, divestitures, and discontinuations of $7 million, revenue increased by 4% organically1 compared with the first quarter of 2022.

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1     This is a non-GAAP measure or a non-GAAP ratio. For further information on non-GAAP measures and non-GAAP ratios, please refer to the “Non-GAAP Information” section of this news release. Please also refer to tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the most directly comparable GAAP measure.

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Reported revenues by segment were as follows:

	Three Months Ended March 31,		Reported Change		Change at Constant Currency[1] (Non-GAAP)	Change in Organic Revenue[1] (Non-GAAP)
(in millions)	2023	2022	Amount	Pct.
Total Bausch Health Revenues	$1,944	$1,918	$26	1%	3%	4%

Bausch Health (excl. B+L)	$1,013	$1,029	($16)	(2%)	(1%)	—%
Salix segment	$496	$464	$32	7%	7%	7%
International segment	$247	$244	$3	1%	4%	5%
Solta Medical segment	$73	$72	$1	1%	6%	6%
Diversified segment	$197	$249	($52)	(21%)	(21%)	(21%)
Bausch + Lomb segment	$931	$889	$42	5%	8%	8%

Salix Segment
Salix segment reported and organic1 revenues were $496 million for the first quarter of 2023, compared with $464 million for the first quarter of 2022, an increase of $32 million, or 7%. Sales growth was driven by Xifaxan®, Relistor®, and Trulance®.

International Segment
International segment reported revenues were $247 million for the first quarter of 2023, compared with $244 million for the first quarter of 2022, an increase of $3 million, or 1%. Excluding the unfavorable impact of foreign exchange of $6 million and the impact of divestitures and discontinuations of $3 million, segment revenues increased organically1 by 5% compared with the first quarter of 2022, led by organic growth in Canada and Europe.

Solta Medical Segment
Solta Medical segment reported revenues were $73 million for the first quarter of 2023, compared with $72 million in the first quarter of 2022, an increase of $1 million, or 1%. Excluding the unfavorable impact of foreign exchange of $3 million, segment revenues increased organically1 by 6% compared with the first quarter of 2022.

Diversified Segment
Diversified segment reported and organic1 revenues were $197 million for the first quarter of 2023, compared with $249 million for the first quarter of 2022, a decrease of $52 million, or 21%, primarily attributable to decreases in sales across Neurology, Generics and Dermatology, partially offset by an increase in sales in Dentistry.

Bausch + Lomb Segment
Bausch + Lomb segment reported revenues were $931 million for the first quarter of 2023, compared with $889 million for the first quarter of 2022, an increase of $42 million, or 5%. Excluding the unfavorable impact of foreign exchange of $31 million, the impact of acquisitions of $2 million and the impact of divestitures and discontinuations of $2 million, the Bausch + Lomb segment revenue increased organically1 by 8%, compared with the first quarter of 2022, driven by increases across all business units.

Consolidated Operating Income
Consolidated operating income was $175 million for the first quarter of 2023, compared with operating income of $285 million for the first quarter of 2022, a decrease of $110 million. The change is primarily

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due to higher SG&A expenses, reflecting investments in selling and marketing, and R&D, as well as non-cash charges associated with adjustments to the fair value of acquisition related contingent consideration, offset by lower amortization of intangibles.

Net Loss Attributable to Bausch Health
Net loss attributable to Bausch Health for the first quarter of 2023 was $201 million, compared with a net loss of $69 million for the first quarter of 2022, an unfavorable change of $132 million. This was primarily due to the increase in loss before income taxes of $54 million, and an unfavorable change in income taxes of $89 million.

Adjusted net income attributable to Bausch Health (non-GAAP)1 for the first quarter of 2023 was $191 million, compared with $263 million for the first quarter of 2022, a decrease of $72 million primarily due to higher operating expenses and foreign exchange headwinds.

Loss Per Share Attributable to Bausch Health
GAAP Loss Per Share attributable to Bausch Health for the first quarter of 2023 was $(0.55), compared with $(0.19) for the first quarter of 2022.

Adjusted EBITDA Attributable to Bausch Health (non-GAAP)1
Adjusted EBITDA attributable to Bausch Health (non-GAAP)1 was $588 million for the first quarter of 2023, as compared to $732 million for the first quarter of 2022, a decrease of $144 million.

Cash Provided by (Used in) Operating Activities
The company generated $154 million of cash in the first quarter of 2023 compared with using $63 million of cash in the first quarter of 2022. The increase in cash flow from operations is primarily attributable to: (i) a decrease in payments of accrued legal settlements related to the Glumetza Antitrust Litigation in first quarter 2022 and (ii) a portion of cash interest payments being classified as Cash Flows from Financing activities as a result of the accounting treatment required for the Company’s New Secured Notes issued in September 2022, partially offset by (iii) changes in business performance.

Balance Sheet Highlights as of March 31, 2023:
•Cash and cash equivalents were $531 million.
•Bausch Health (excl. B+L) had availability under its 2027 revolving credit facility of approximately $557 million and Bausch + Lomb had availability of approximately $376 million under its revolving credit facility.

2023 Financial Outlook
The Company confirmed its full year guidance for Bausch Health (excl. B+L) and is providing full year consolidated guidance as follows:
•Full year revenue range of $8.35 - $8.55 billion
•Full year Adjusted EBITDA (non-GAAP)1 range of $3.00 - $3.15 billion

Other than with respect to GAAP revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP)1 to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because deductions (such as restructuring, gain or loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP)1. These statements

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represent forward-looking information and may represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-looking Statements section of this news release. The guidance in this news release is only effective as of the date it is given, and will not be updated or affirmed unless and until the Company publicly announces updated or affirmed guidance.

Conference Call Details

Date:	Thursday, May 4, 2023

Time:	8:00 a.m. ET

Webcast:	http://ir.bauschhealth.com/events-and-presentations

A replay of the conference call will be available on the investor relations website.

About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global diversified pharmaceutical company whose mission is to improve people’s lives with our healthcare products. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, international pharmaceuticals and eye health, through our controlling ownership interest in Bausch + Lomb Corporation. With our leading durable brands, we are delivering on our commitments as we build an innovative company dedicated to advancing global health. For more information, visit www.bauschhealth.com and connect with us on Twitter and LinkedIn.

Forward-looking Statements
This news release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to, statements relating to the Company’s: future prospects and performance, financial guidance, proposed plan to separate its eye health business, including the timing thereof, the timing of regulatory processes with respect to the product pipeline, management of its balance sheet, generation of cash, ability to launch and commercialize new products, ability to enforce and defend its XIFAXAN® intellectual property rights, and other corporate and strategic transactions. Forward-looking statements may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and positive and negative variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements, including the Company’s 2023 financial outlook and full-year guidance, are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs, and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties relating to the Company’s proposed plan to separate its eye health business from the remainder of Bausch Health. In particular, the Company can offer no assurance that any spinoff transaction will occur at all, or that any

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spinoff or other separation transaction will occur on the terms and timelines anticipated by the Company. They also include risks and uncertainties related to the uncertainty of commercial success for new and existing products; challenges to patents; challenges to the Company’s ability to enforce and defend against challenges to its patents; the impact of patent expirations and the ability of the company to successfully execute strategic plans. They also include risks and uncertainties related to the challenges the Company faces as a result of the closing of the initial public offering of Bausch + Lomb (the "B+L IPO"), including the transitional services being provided by and to the Bausch + Lomb entity, any potential actual or perceived conflict of interest of some of our directors and officers because of their equity ownership in Bausch + Lomb and/or because they also serve as directors or officers of Bausch + Lomb and our ability to timely consolidate the financial results of the Bausch + Lomb business. They also include, but are not limited to, risks and uncertainties caused by or relating to the COVID-19 pandemic, the fear of that pandemic, the availability and effectiveness of vaccines for COVID-19, (including current or future variants and subvariants), COVID-19 vaccine immunization rates, the emergence of variant and subvariant strains of COVID-19, and the potential effects of that pandemic, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a material adverse impact on the Company. They also include economic factors, such as interest rate, inflation rate and currency exchange rate fluctuations; and competition, including technological advances, new products and patents attained by competitors.
Additional information regarding certain of these material factors and assumptions may be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures and non-GAAP ratios to provide supplemental information to readers. Management uses these non-GAAP measures and ratios as key metrics in the evaluation of the Company’s performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures and ratios are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP measures and ratios address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.
However, these measures and ratios are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures and ratios that are calculated differently from the way we calculate such measures and ratios. Accordingly, our non-GAAP financial measures and ratios may not be comparable to such similarly titled non-GAAP financial measures and ratios used by other companies. We caution investors not to place undue reliance on such non-GAAP measures and ratios, but instead to consider them with the most directly comparable GAAP measures and ratios. Non-GAAP financial measures and ratios have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

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The reconciliations of these historic non-GAAP financial measures and ratios to the most directly comparable financial measures and ratios calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA attributable to Bausch Health Companies Inc. (non-GAAP) to projected GAAP Net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.
Specific Non-GAAP Measures
Adjusted EBITDA (non-GAAP) and Adjusted EBITDA attributable to Bausch Health (non-GAAP)

Adjusted EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and certain other items described below. Adjusted EBITDA attributable to Bausch Health (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) as defined below.
Management believes that Adjusted EBITDA (non-GAAP) and Adjusted EBITDA attributable to Bausch Health (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives. In particular, the Company believes that these metrics focus management of the Company’s underlying operational results and business performance. As a result, the Company uses these metrics to assess the financial performance of the Company and to forecast future results as part of its guidance. Management believes these metrics are a useful measure to evaluate current performance. These metrics are intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.
Adjusted EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and the following items:
•Asset impairments, including loss on assets held for sale: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes impairments of intangible assets and assets held for sale from measuring the performance of the Company and the business, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.
•Goodwill impairments: The Company excludes the impact of goodwill impairments. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. The amount of goodwill impairment is measured as the excess of a reporting unit’s carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business.
•Restructuring, integration and transformation costs: The Company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of assets

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and businesses. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. Additionally, with the recent completion of the B+L IPO, as the Company prepares for post-Separation operations, the Company is launching certain transformation initiatives that will result in certain changes to and investment in its organizational structure and operations. These transformation initiatives arise outside of the ordinary course of continuing operations and, as is the case with the Company’s restructuring efforts, costs associated with these transformation initiatives are expected to fluctuate between periods in amount, size and timing. These out-of-the-ordinary-course charges include third-party advisory costs, as well as certain severance-related costs (including the severance costs associated with the departure of Bausch + Lomb’s former CEO). Investors should understand that the outcome of these transformation initiatives may result in future restructuring actions and certain of these charges could recur. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Acquisition-related costs and adjustments excluding amortization of intangible assets: The Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments are not consistent and are significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration. In addition, the Company excludes the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are impacted by the timing and size of its acquisitions. There were no acquisition-related costs or fair value inventory step-up for the periods presented.
•Gain (loss) on extinguishment of debt: The Company has excluded gain (loss) on extinguishment of debt as this represents a gain or loss from refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such amounts are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control.
•Share-based compensation: The Company has excluded costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.
•Separation and IPO costs and separation-related and IPO-related costs: The Company has excluded certain costs incurred in connection with activities taken to: (i) separate the eye-health and the Solta aesthetic medical device businesses from the remainder of the Company and (ii) register the eye-health and the Solta aesthetic medical device businesses as independent publicly traded entities. Separation and IPO costs are incremental costs directly related to effectuating the separation of the eye-health business and the initial public offering (“IPO”) of the Solta aesthetic medical device business (the “Solta IPO”), which has now been suspended, and include, but are

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not limited to, legal, audit and advisory fees, talent acquisition costs and costs associated with establishing a new board of directors and related board committees. Separation-related and IPO-related costs are incremental costs indirectly related to the separation of the eye-health business and the Solta IPO and include, but are not limited to, IT infrastructure and software licensing costs, rebranding costs and costs associated with facility relocation and/or modification. As these costs arise from events outside of the ordinary course of continuing operations, the Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Other Non-GAAP adjustments: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with legal and governmental proceedings, investigations and information requests regarding certain of our legacy distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net (gain) loss on sale of assets. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company has also excluded IT infrastructure investments that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. The Company has also excluded certain other costs, including settlement costs associated with the conversion of a portion of the Company’s defined benefit plan in Ireland to a defined contribution plan. The Company excluded these costs as this event is outside of the ordinary course of continuing operations and is infrequent in nature. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

Adjusted EBITDA attributable to Bausch Health (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest (non-GAAP). Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest (its most directly comparable GAAP financial measure) adjusted for the portion of the adjustments described above attributable to noncontrolling interest.

Adjusted Net Income (non-GAAP) and Adjusted Net Income attributable to Bausch Health
Adjusted net income (non-GAAP) is Net income (its most directly comparable GAAP financial measure), adjusted for asset impairments, including loss on assets held for sale, goodwill impairments, restructuring, integration and transformation costs, acquisition-related costs and adjustments excluding amortization of intangible assets, gain (loss) on extinguishment of debt, share-based compensation, separation and IPO costs and separation-related and IPO-related costs and other non-GAAP adjustments as these adjustments are described above, and amortization of intangible assets as described below:

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•Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes the amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

Adjusted net income attributable to Bausch Health (non-GAAP) is Adjusted net income (non-GAAP) further adjusted to exclude the Adjusted net income attributable to noncontrolling interest (non-GAAP). Adjusted net income attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest (its most directly comparable GAAP financial measure) adjusted for the portion of the adjustments described above attributable to noncontrolling interest.
Historically, management has used Adjusted net income (loss) (non-GAAP) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as described above) that may obscure trends in the Company’s underlying performance. By disclosing this non-GAAP measure, it is management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. Management believes that this measure is also useful to investors as such measure allows investors to evaluate the Company’s performance using the same tools that management uses to evaluate past performance and prospects for future performance. Accordingly, the Company believes that Adjusted net income (non-GAAP) is useful to investors in their assessment of the Company’s operating performance. It is also noted that, in recent periods, our GAAP Net income (loss) was significantly lower than our Adjusted net income (non-GAAP). Commencing in 2017, management of the Company identified and began using certain new primary financial performance measures to assess the Company’s financial performance. In addition, subsequent to the Bausch + Lomb IPO, the Company began presenting Adjusted net income (non-GAAP) attributable to Bausch Health Companies Inc. as it may be useful to investors in their assessment of the Company and its performance.

Organic Revenue (non-GAAP) and Change in Organic Revenue (non-GAAP)

Organic revenue (non-GAAP) and Change in organic revenue (non-GAAP), are defined as GAAP Revenue and change in GAAP Revenue (the most directly comparable GAAP financial measures), adjusted for changes in foreign currency exchange rates (if applicable) and excluding the impact of recent acquisitions, divestitures and discontinuations, as defined below. Organic revenue (non-GAAP) is impacted by changes in product volumes and price. The price component is made up of two key drivers: (i) changes in product gross selling price and (ii) changes in sales deductions. The Company uses organic revenue (non-GAAP) and change in organic revenue (non-GAAP) to assess performance of its reportable segments, and the Company in total. The Company believes that providing these non-GAAP measures is useful to investors as they provide a supplemental period-to-period comparison.
The adjustments to GAAP Revenue to determine Organic Revenue (non-GAAP) and Changes in Organic Revenue (non-GAAP) are as follows:

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•Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact of changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
•Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenue (non-GAAP) growth/change on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue and organic growth/change exclude from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue and change in organic revenue exclude from the prior period, all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company’s financial results and financial position. To assist investors in evaluating the Company’s performance, we have adjusted for the effects of changes in foreign currencies. The impact of changes in foreign currency exchange rates is determined by comparing the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.

Please also see the reconciliation tables below for further information as to how these non-GAAP measures and ratios are calculated for the periods presented.

FINANCIAL TABLES FOLLOW

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Bausch Health Companies Inc.		Table 1
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2023 and 2022
(unaudited)
	Three Months Ended
	March 31,
(in millions)	2023	2022
Revenues
Product sales	$1,922	$1,891
Other revenues	22	27
	1,944	1,918
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	572	536
Cost of other revenues	10	15
Selling, general and administrative	725	622
Research and development	143	127
Amortization of intangible assets	273	310
Asset impairments	13	8
Restructuring, integration, separation and IPO costs	10	13
Other expense, net	23	2
	1,769	1,633
Operating income	175	285
Interest income	6	2
Interest expense	(307)	(362)
Foreign exchange and other	(10)	(7)
Loss before income taxes	(136)	(82)
(Provision for) benefit from income taxes	(73)	16
Net loss	(209)	(66)
Net loss (income) attributable to noncontrolling interest	8	(3)
Net loss attributable to Bausch Health Companies Inc.	$(201)	$(69)

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Bausch Health Companies Inc.		Table 2
Reconciliation of GAAP Net Loss to Adjusted Net Income (non-GAAP)
For the Three Months Ended March 31, 2023 and 2022
(unaudited)
	Three Months Ended
	March 31,
(in millions)	2023	2022
Net loss	$(209)	$(66)
Non-GAAP adjustments: (a)
Amortization of intangible assets	273	310
Asset impairments	13	8
Restructuring, integration and transformation costs	27	3
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	31	3
IT infrastructure investment	7	5
Separation costs, separation-related costs, IPO costs and IPO-related costs	7	34
Legal and other professional fees	3	15
Litigation and other matters	(8)	(1)
Other	—	6
Tax effect of non-GAAP adjustments	49	(51)
Total non-GAAP adjustments	402	332
Adjusted net income (non-GAAP)	193	266
Adjusted net income attributable to noncontrolling interest (non-GAAP)	(2)	(3)
Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP)	$191	$263
(a) The components of and further details respecting each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.

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Bausch Health Companies Inc.	Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three Months Ended March 31, 2023 and 2022
(unaudited)
	Three Months Ended
	March 31,
(in millions)	2023	2022
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$725	$622
IT infrastructure investment (a)	(7)	(5)
Legal and other professional fees (b)	(3)	(15)
Separation-related and IPO-related costs (c)	(6)	(24)
Transformation costs (d)	(18)	—
Adjusted selling, general and administrative (non-GAAP)	$691	$578
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$273	$310
Amortization of intangible assets (e)	(273)	(310)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—
Asset impairments:
GAAP Asset impairments	$13	$8
Asset impairments (f)	(13)	(8)
Adjusted asset impairments (non-GAAP)	$—	$—
Restructuring, integration, separation and IPO costs reconciliation:
GAAP Restructuring, integration, separation and IPO costs	$10	$13
Restructuring and integration costs (d)	(9)	(3)
Separation and IPO costs (c)	(1)	(10)
Adjusted restructuring, integration, separation and IPO costs (non-GAAP)	$—	$—
Other expense (income), net reconciliation:
GAAP Other expense (income), net	$23	$2
Litigation and other matters (g)	8	1
Acquisition-related contingent consideration (h)	(31)	(3)
Adjusted other expense, net (non-GAAP)	$—	$—

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Bausch Health Companies Inc.	Table 2a (continued)
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three Months Ended March 31, 2023 and 2022
(unaudited)
	Three Months Ended
	March 31,
(in millions)	2023	2022
Foreign exchange and other reconciliation:
GAAP Foreign exchange and other	$(10)	$(7)
Other (i)	—	(6)
Adjusted foreign exchange and other (non-GAAP)	$(10)	$(13)
(Provision for) benefit from income taxes reconciliation:
GAAP (Provision for) benefit from income taxes	$(73)	$16
Tax effect of non-GAAP adjustments (j)	49	(51)
Adjusted provision for income taxes (non-GAAP)	$(24)	$(35)
Net income attributable to noncontrolling interest reconciliation:
GAAP Net loss (income) attributable to noncontrolling interest	$8	$(3)
Noncontrolling interest portion of amortization of intangible assets (k)	(6)	—
Noncontrolling interest portion of all other adjustments (l)	(4)	—
Adjusted net income attributable to noncontrolling interest (non-GAAP)	$(2)	$(3)

(a) Represents the sole component of the non-GAAP adjustment of “IT infrastructure investment” (see Table 2).
(b) Represents the sole component of the non-GAAP adjustment of “Legal and other professional fees” (see Table 2).
(c) Represents the two components of the non-GAAP adjustment of “Separation and IPO costs and separation-related and IPO-related costs” (see Table 2).
(d)    Represents the two components of the non-GAAP adjustment of “Restructuring, integration and transformation costs” (see table 2).
(e)    Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(f)    Represents the sole component of the non-GAAP adjustment of “Asset impairments” (see Table 2).
(g)    Represents the sole component of the non-GAAP adjustment of “Litigation and other matters” (see Table 2).
(h)    Represents the sole component of the non-GAAP adjustment of “Acquisition-related costs and adjustments (excluding amortization of intangible assets)” (see Table 2).
(i)    Represents the sole component of the non-GAAP adjustment of “Other” (see Table 2).
(j) Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).
(k)    Represents the portion of the non-GAAP adjustments above attributable to noncontrolling interest (see Table 2).
(l)    Represents the portion of the non-GAAP adjustments above attributable to all other adjustments (see Table 2).

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Bausch Health Companies Inc.		Table 2b
Reconciliation of GAAP Net Loss to Adjusted EBITDA (non-GAAP)
For the Three Months Ended March 31, 2023 and 2022
(unaudited)
	Three Months Ended
	March 31,
(in millions)	2023	2022
Net loss	$(209)	$(66)
Interest expense, net	301	360
Provision for (benefit from) income taxes	73	(16)
Depreciation and amortization	319	352
EBITDA	484	630
Adjustments:
Asset impairments	13	8
Restructuring, integration and transformation costs	27	3
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	31	3
Share-based compensation	41	32
Separation costs, separation-related costs, IPO costs and IPO-related costs	7	34
Other adjustments:
Litigation and other matters	(8)	(1)
IT infrastructure investment	7	5
Legal and other professional fees (a)	3	15
Other	—	6
Adjusted EBITDA (non-GAAP)	605	735
Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) (b)	(17)	(3)
Adjusted EBITDA attributable to Bausch Health Companies Inc. (non-GAAP)	$588	$732
(a) Legal and other professional fees incurred during the three months ended March 31, 2023 and 2022 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(b) Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) is Net loss (income) attributable to noncontrolling interest adjusted for the noncontrolling interest portion of the adjustments above as follows:

	Three Months Ended
	March 31,
(in millions)	2023	2022
Net loss (income) attributable to noncontrolling interest	$8	$(3)
Noncontrolling interest portion of adjustments for:
Interest expense, net	(6)	—
Depreciation and amortization	(10)	—
All other adjustments	(9)	—
Adjusted EBITDA attributable to noncontrolling interest (non-GAAP)	$(17)	$(3)

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Bausch Health Companies Inc.										Table 3
Organic Growth (non-GAAP) - by Segment
For the Three Months Ended March 31, 2023 and 2022
(unaudited)
	Calculation of Organic Revenue for the Three Months Ended
	March 31, 2023				March 31, 2022			Change in GAAP Revenues		Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisitions	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.	Amount	Pct.
Bausch Health (excl. B+L)
Salix	$496	$—	$—	$496	$464	$—	$464	$32	7%	$32	7%

International	247	6	—	$253	244	(3)	241	3	1%	12	5%

Solta Medical	73	3	—	$76	72	—	72	1	1%	4	6%

Diversified
Neuro	102	—	—	102	128	—	128	(26)	(20)%	(26)	(20)%
Dermatology	43	—	—	43	59	—	59	(16)	(27)%	(16)	(27)%
Generics	27	—	—	27	38	—	38	(11)	(29)%	(11)	(29)%
Dentistry	25	—	—	25	24	—	24	1	4%	1	4%
Total Diversified	197	—	—	197	249	—	249	(52)	(21)%	(52)	(21)%

Bausch Health (excl. B+L) revenues	$1,013	$9	$—	$1,022	$1,029	$(3)	$1,026	$(16)	(2)%	$(4)	—%

Bausch + Lomb
Vision Care	$587	$20	$—	$607	$560	$—	$560	$27	5%	$47	8%
Surgical	183	6	(2)	187	174	(2)	172	9	5%	15	9%
Ophthalmic Pharmaceuticals	161	5	—	166	155	—	155	6	4%	11	7%
Total Bausch + Lomb revenues	$931	$31	$(2)	$960	$889	$(2)	$887	$42	5%	$73	8%

Total Bausch Health Companies Inc. revenues	$1,944	$40	$(2)	$1,982	$1,918	$(5)	$1,913	$26	1%	$69	4%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three months ended March 31, 2023 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release) and acquisitions. Organic revenue (non-GAAP) for the three months ended March 31, 2022 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

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Bausch Health Companies Inc.		Table 4
Other Financial Information
(unaudited)
(in millions)	March 31, 2023	December 31, 2022
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents	$518	$564
Restricted cash	13	27
Cash, cash equivalents and restricted cash	$531	$591

Debt Obligations
Senior Secured Credit Facilities:
Revolving Credit Facility	$495	$470
Term Loan Facilities	4,887	4,925
Senior Secured Notes	7,905	7,905
Senior Unsecured Notes	5,798	5,798
Other	12	12
Total long-term debt and other, net of premiums, discounts and issuance costs	19,097	19,110
Plus: Unamortized premiums, discounts and issuance costs	1,556	1,656
Total long-term debt and other	$20,653	$20,766

Maturities of Debt Obligations
Remainder of 2023	$113	$150
2024	150	150
2025	2,789	2,789
2026	891	891
2027	6,962	6,938
2028	4,990	4,990
2029 - 2032	3,202	3,202
Total debt obligations	$19,097	$19,110

	Three Months Ended
	March 31,
	2023	2022
Cash provided by (used in) operating activities	$154	$(63)

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